Exhibit 12(b)

PURCHASE AGREEMENT

Managed Account Series (the “Trust”), a Delaware statutory trust, on behalf of its series BlackRock GA Disciplined Volatility Equity Fund and BlackRock GA Enhanced Equity Fund (each, a “Fund”), and BlackRock Holdco 2, Inc. (“Holdco 2”), a Delaware corporation, hereby agree as follows:

1. The Trust hereby offers Holdco 2 and Holdco 2 hereby purchases 1 share (the “Shares”) of each Fund for $10 per Share. The Trust hereby acknowledges receipt from Holdco 2 of funds in full payment for the foregoing Shares.

2. Holdco 2 represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 25th day of May, 2017.

MANAGED ACCOUNT SERIES, on behalf of BlackRock GA Disciplined Volatility Equity Fund BlackRock GA Enhanced Equity Fund

By:	/s/ John Perlowski
Name:	John Perlowski
Title:	President and Chief Executive Officer

BLACKROCK HOLDCO 2, INC.

By:	/s/ Benjamin Archibald
Name:	Benjamin Archibald
Title:	Managing Director